Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-259967) on Form S-8, and (No. 333-266832) on Form S-4, and (No. 333-284340) on Form S-3ASR of our report dated February 24, 2026, with respect to the consolidated financial statements of Jackson Financial Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
February 24, 2026